Preliminary Offering Circular dated July 20, 2020

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Exxe Group, Inc.

$3,000,000

100,000,000 SHARES OF COMMON STOCK

OFFERED BY THE COMPANY AT $0.03 PER SHARE

This is a public offering of securities of Exxe Group, Inc., a Delaware corporation. We are offering 100,000,000 shares of our common stock, par value $0.0001 (“Common Stock”), at an offering price of $0.03 per share (the “Offered Shares”) by the Company. The minimum purchase requirement per investor is 100,000 Offered Shares ($1,500); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 3 of this Offering Circular.

This Offering Circular uses the Offering Circular format.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Our Common Stock is traded in the OTC Markets under the symbol “AXXA.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$0.03	$3,000,000
Underwriting Discount & Commissions (3)	$0.00	$0
Proceeds to Company (4)	$0.03	$3,000,000

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.”
(2)	This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”
(3)	We are offering these securities without an underwriter.
(4)	Excludes estimated total offering expenses, including underwriting discounts and commissions. Such expenses, will be approximately $300,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.03 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is July 20, 2020.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Exxe Group, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business we intend to develop;

●	Our reliance on suppliers and customers;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern”;

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Exxe Group, Inc. offices are located at 14 Penn Plaza, 9th Floor, New York, New York 10122, telephone number 1-855-285-2285. Our Website is http://www.exxegroup.com. Our Email address is info@exxegroup.com

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through our website as part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The Board of Directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades in the OTC Market Pink Open Market under the stock symbol “AXXA.”

THE OFFERING

Issuer:	Exxe Group, Inc.

Securities offered:	A maximum of 100,000,000 shares of our common stock, par value $0.0001 (“Common Stock”) at an offering price of $0.03 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	446,644,556 issued and outstanding as of July 1, 2020

Number of shares of Common Stock to be outstanding after the offering	546,644,556 if the maximum amount of the Offered Shares are sold

Price per share:	$0.03

Maximum offering amount:	100,000,000 shares at $0.03 per share, or $3,000,000 (See “Distribution.”)

Trading Market:	Our Common Stock currently trades on the OTC Markets.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $300,000) will be $2,700,000 We will use these net proceeds for working capital, refinancing of U.S. real estate, investment in expanding digital communities we own, and other general corporate purposes.

Investing in our Common Stock involves a high degree of risk, including:

Immediate and substantial dilution.

Risk factors:	Limited market for our stock.

Limited operational history in an emerging industry.

See “Risk Factors.”

RISK FACTORS

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

The price of our common stock may be volatile.

The trading price of our common stock is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to the provision of health care or the sale of health insurance; any major changes in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developing companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

Doubts About Ability to Continue as a Going Concern

The Company is an early stage operating enterprise with limited revenues to date and a low market capitalization. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the revenue generation with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations and acquisitions; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

There are numerous material contingencies in our proposed acquisitions.

The Company intends to acquire other companies to expand its business. In connection with these acquisitions, there are numerous material contingencies to consummation of these transactions, including, but not limited to, financing, satisfactory due diligence, and execution of a final purchase agreement. There is no assurance that any of these transactions will close, and if they close, that they will be successful.

Risks Related to the Real Estate Industry

Our performance and the value of our properties are subject to risks associated with real estate and with the real estate industry, which could materially and adversely affect our cash flows, financial condition and results of operations.

Our ability to make distributions to our stockholders depends on our ability to generate cash revenues in excess of our expenses, including expenses associated with our development activities, indebtedness and capital expenditure requirements. The occurrence of certain events and conditions that are generally applicable to owners and operators of real estate, many of which are beyond our control, could materially and adversely affect us. These events and conditions include:

●	adverse national, regional and local economic conditions;

●	rising interest rates;

●	oversupply in our markets, increased competition for tenants or reduction in demand;

●	inability to collect rent from tenants;

●	vacancies at our properties or an inability to lease our properties on favorable terms;

●	inability to finance property development and acquisitions on favorable terms;

●	increased operating costs, including insurance premiums, utilities and real estate taxes;

●	the need for capital expenditures at our properties;

●	costs of complying with changes in governmental regulations;

●	the relative illiquidity of real estate investments; and

●	civil unrest, acts of God, including earthquakes, floods, hurricanes and other natural disasters, which may result in uninsured losses, and acts of war or terrorism.

In addition, periods of economic slowdown or recession, such as the one the global economy experienced from 2007 through 2011, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in real estate values, occupancy rates and rental revenue or an increased incidence of defaults under our existing leases, which could impair the value of our properties or reduce our cash flow.

Illiquidity of real estate investments could significantly impede our ability to sell our properties or otherwise respond to adverse changes in the performance of our properties, which could materially and adversely affect us.

From time to time, we may determine that it is in our best interest to sell one or more of our properties. However, because real estate investments are relatively illiquid, we may encounter difficulty in finding a buyer in a timely manner should we desire to sell one of our properties, especially if market conditions are poor at such time. Selling real estate in some markets may be difficult, since the availability of credit has become more limited, and as lending standards have become more stringent. As a result, potential buyers have experienced difficulty in obtaining financing necessary to purchase a property. In addition, our properties may be specifically designed for certain tenant use which could limit their marketability or affect their values for alternative uses. Consequently, should we desire to sell one or more of our properties, our ability to do so promptly or on terms that we deem to be acceptable may be limited, which could materially and adversely affect our cash flows, financial condition, results of operations and ability to pay distributions on our securities and would likely have a negative impact on the trading price of our securities.

We also may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct any such defects or to make any such improvements. In connection with any future property acquisitions, we may agree to provisions that materially restrict our ability to sell the property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be secured by or repaid with respect to such property.

We could incur significant costs related to government regulation and private litigation over environmental matters, which could materially and adversely affect our financial condition and results of operations.

Under various environmental laws, a current or previous owner or operator of real estate may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property. Additionally, an entity that arranges for the disposal or treatment of hazardous or toxic substances or petroleum at another property may be held jointly and severally liable for the cost of investigating and cleaning up such property or other affected property. These environmental laws often impose liability regardless of whether the entity knew of, or was responsible for, the presence of contaminants, and the costs of any required investigation or cleanup of these substances can be substantial. Entities may also be liable to parties who have claims for contribution in connection with any such contamination, such as other entities or state and federal governmental agencies. The liability is generally not limited under such laws and therefore could easily exceed the property’s value and the assets of the liable party.

The presence of contamination, hazardous materials or environmental issues, or the failure to remediate such conditions, at a property may expose us to third-party liability for personal injury or property damage, remediation costs or adversely affect our ability to sell, lease or develop the property or to borrow using the property as collateral, which could materially and adversely affect our financial condition and results of operations.

Environmental laws also impose ongoing compliance requirements on owners and operators of real estate. Environmental laws potentially affecting us address a wide variety of matters, including, but not limited to, asbestos-containing building materials (“ACBMs”), storage tanks, storm water and wastewater discharges, lead-based paint, radon, wetlands and hazardous wastes. Failure to comply with these laws could result in fines and penalties or expose us to third-party liability, which could materially and adversely affect us. Some of our properties may have conditions that are subject to these requirements and we could be liable for such fines or penalties or could be liable to third parties.

The conditions at some of our properties may expose us to liability and remediation costs related to environmental matters, which could materially and adversely affect us.

Certain of our properties may contain, or may have contained, ACBMs. Environmental laws require that ACBMs be properly managed and maintained, and regulators may impose fines and penalties on building owners and operators for failure to comply with these requirements. Also, some of our properties may contain, or may have contained, or are adjacent to or near other properties that may contain or may have contained storage tanks for the storage of petroleum products or other hazardous or toxic substances. Any of these conditions create the potential for the release of these contaminants. Third parties may be permitted by law to seek recovery from owners or operators for personal injury or property damage arising from such tanks. Additionally, third parties may be permitted by law to seek recovery from owners or operators for personal injury or property damage associated with exposure to these or other contaminants that may be present on, at or under the properties. Furthermore, some of our properties include regulated wetlands on undeveloped portions of such properties and mitigated wetlands on or near our properties, the existence of which can delay or impede development or require costs to be incurred to mitigate the impact of any disturbance. Absent appropriate permits, we can be held responsible for restoring wetlands and be required to pay fines and penalties, which could materially and adversely affect our cash flows, financial condition, results of operations and ability to pay distributions on our securities.

Over the past several years there have been an increasing number of lawsuits against owners and operators of properties alleging personal injury and property damage caused by the presence of mold in real estate. Mold growth can occur when excessive moisture accumulates in buildings or on building materials, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Concern about indoor exposure to mold has been increasing as some molds have been shown to produce airborne toxins and irritants and exposure to these and other types of molds may lead to adverse health effects and symptoms, including allergic or other reactions. Some of our properties may contain microbial matter such as mold and mildew. The presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property and could expose us to liability from tenants, employees and others if property damage or health concerns arise, which could materially and adversely affect our cash flows, financial condition, results of operations and ability to pay distributions on our securities.

If any of our properties are not properly connected to a water or sewer system, or if the integrity of such systems is breached, microbial matter or other contamination can develop. If this were to occur, we could incur significant remedial costs and we could also be subject to private damage claims and awards, which could be material. If we become subject to claims in this regard, it could materially and adversely affect our business and our insurability for such matters in the future.

In addition, future laws, ordinances or regulations may impose material additional environmental liabilities. We cannot assure you that the cost of future environmental compliance or remedial measures will not affect our ability to make distributions to our stockholders or that such costs or other remedial measures will not be material to us.

We may incur significant costs complying with other regulatory requirements, which could materially and adversely affect us.

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. Furthermore, existing requirements could change and require us to make significant unanticipated expenditures, which could materially and adversely affect our results of operations or financial condition and our ability to make distributions on our securities.

Uninsured losses or losses in excess of insured limits could materially and adversely affect us.

We may carry comprehensive liability, fire, extended coverage, terrorism and rental loss insurance covering all of the properties in our portfolio. Our insurance may include coverage for earthquake damage to properties located in seismically active areas, windstorm damage to properties exposed to hurricanes, and terrorism insurance on all of our properties. Our insurance policies will be subject to coverage limits and applicable deductibles, and if we suffer a substantial loss, our coverage may be insufficient. All insurance policies are also subject to coverage extensions that we believe are typical for our business. We do not carry insurance for generally uninsured losses such as loss from riots or other acts of God.

In the event we experience a loss which is uninsured or which exceeds our policy limits, we could lose the capital invested in the damaged property as well as the anticipated future cash flows from such property. In addition, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might be inadequate to restore our economic position with respect to the damaged or destroyed property. Furthermore, in the event of a substantial loss at one or more of our properties that is covered by one or more policies, the remaining insurance under these policies, if any, could be insufficient to adequately insure our other properties. In such event, securing additional insurance policies, if possible, could be significantly more expensive than our current policies. Any loss of these types may materially and adversely affect our business, financial condition and results of operations.

In general

Real estate industry in general is subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control and each could have an adverse impact on our financial performance and the demand for and the value of our services. As the value of our services and revenue are closely tied to the value of our clients’ properties, our financial performance can be affected by many of these factors, including the following:

●	adverse changes in financial conditions of our clients and their real estate investments or their tenants, including bankruptcies, foreclosures, financial difficulties or lease defaults by our clients’ tenants;

●	the national, regional and local economy, which may be negatively impacted by concerns about inflation, deflation and government deficit, high unemployment rates, decreased consumer confidence, industry slowdowns, reduced corporate profits, liquidity concerns in our markets and other adverse business concerns;

●	local real estate conditions, such as an oversupply of, or a reduction in, demand for office space and the availability and creditworthiness of current and prospective tenants;

●	vacancies or ability to rent space on favorable terms, including possible market pressures to offer tenants, on behalf of the property owners, rent abatements, tenant improvements, early termination rights or below-market renewal options;

●	changes in operating costs and expenses, including, without limitation, increasing labor and material costs, insurance costs, energy prices, environmental restrictions, and costs of compliance with laws, regulations and government policies, which we may be restricted from passing on to our tenants;

●	the location, convenience and quality of our potential clients’ properties;

●	inability to collect rent from tenants on time;

●	our ability to secure adequate insurance; and

●	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, wind damage and floods, which may result in uninsured and underinsured losses;

Customers’ Failure To Make Rental Payments

Our results of operations depend on our ability to collect rent from the customers renting properties. At any time, the tenants may experience a downturn in their business that may significantly weaken their financial condition, whether as a result of general economic conditions or otherwise. As a result, the tenants may fail to make rental payments when due, delay lease commencements, decline to extend or renew leases upon expiration or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases or the failure to renew a lease and the loss of rental income attributable to the terminated leases. The occurrence of any of the situations described above could seriously harm our results of operations.

Limited operating history.

We were formed and commenced our current operations in August of 2017. Prior to that time, the Company had no operations upon which an evaluation of the Company and its prospects could be based. There can be no assurance that management of the Company will be successful in completing the Company’s business development plans with real estate investors or property owners, implementing the corporate infrastructure to support operations at the levels called for by the Company’s business plan, or that the Company will consistently generate sufficient revenues to meet its expenses or to achieve or maintain profitability.

Need for financing.

Until and unless profitability is achieved, we may depend on additional capital to implement our business plan and support our operations. Currently, we have no established bank-financing arrangements. Therefore, it is likely we will need to seek additional financing through future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners. We have no current plans for additional financing.

We cannot assure you that we will be able to raise the working capital as needed on terms acceptable to us, if at all. The sale of additional equity securities will result in dilution to our shareholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations.

If we are unable to raise capital as needed, we are required to reduce the scope of our business development activities, which could harm our business plans, financial condition and operating results, or cease our operations entirely, in which case, you will lose all your investment.

Adverse effect to your interest upon additional financing

If we raise additional capital subsequent to this offering through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution.  In addition, we may also have to issue securities that may have rights, preferences and privileges senior to our common stock. In the event we seek to raise additional capital through the issuance of debt or its equivalents, this will result in increased interest expense.

Significant adverse impact to our capital reserve of any liable uninsured claim.

We do not have any insurance to cover potential risks and liabilities, including, but not limited to, injuries or economic losses arising out of or relating to our omission or errors in providing our services. Even if we decide to obtain insurance coverage in the future, it is possible that: (1) we may not be able to get enough insurance to meet our needs; (2) we may have to pay very high premiums for the additional coverage; (3) we may not be able to acquire any insurance for certain types of business risk; or (4) we may have gaps in coverage for certain risks. We may be exposed to potential uninsured claims for which we could have to expend significant amounts of capital. Consequently, if we were found liable for a significant uninsured claim in the future, we may be forced to expend a significant amount of our capital to resolve the uninsured claim.

Growth in the real estate industry may slow.

The international real estate market has been growing steadily in the past few years. This growth, however, may not continue, thereby reducing the ability and willingness of property owners or investors to pay for the services that we are providing.

We may rely on independent contractors to implement solutions.

In order to provide certain services, such as repairing and renovation of the properties, to clients at a scale commensurate with the business plan, the Company may be required to engage, at least initially, a number of independent contractors who will need to be trained and actively managed to ensure that their work meets the standard of the Company. Finding, engaging, contracting and maintaining a set of independent contractors who can do this work could cause delays, unplanned expenses and other adverse results for the Company.

Changes in local economic conditions.

Our revenues may be negatively influenced by changes in regional or local economic variables and investor confidence. External factors that affect economic variables and investor confidence and over which we exercise no influence include unemployment rates, levels of personal disposable income and regional or local economic conditions. Changes in economic conditions could adversely affect the progress of various real estate development projects in certain of our market areas. Historically, development projects in such markets are more severely affected by weak economic conditions.

Disruptions in the national and global economies.

Disruptions in the national and global economies may result in high unemployment rates and declines in consumer confidence and spending.  If such conditions occur, they may result in significant declines in the real estate industry, which could directly affect the demand of our services.  There can be no assurance that government responses to the disruptions will be able to restore investor confidence.  Disruptions in the national and global economies therefore may adversely impact our revenues, results of operations, business and financial condition.

Interest rates have been at historic lows for the past several years, and increases in interest rates have the potential to negatively impact the housing market.

When interest rates rise, all other things being equal, housing becomes less affordable, since at a given income level people cannot qualify to borrow as much principal, or given a fixed principal amount they will be faced with higher monthly payments. This result may mean that fewer people will be able to afford homes at prevailing prices, potentially leading to fewer transactions or reductions in house prices in certain regions, also depending on the relevant supply-demand dynamics of those markets.  Since it is likely that we will, at least in our initial years of development, be operating in only higher density population areas around the country, it is possible that we could experience a more pronounced impact than we would experience if our operations were more diversified. Should we experience softening in our markets and not be able to offset the potential negative market influences on price and volume by increasing our transaction volume through market share growth, our financial results could be negatively impacted.

Our success depends in part on our ability to successfully expand into additional real estate markets.

We plan on operating in several international markets. A part of our business strategy is to grow our business by entering into additional real estate markets.  Key elements of this expansion include our ability to identify strategically attractive real estate markets and to successfully establish our brand in those markets.  We consider many factors when selecting a new market to enter, including:

1.	the economic conditions and demographics of a market;

2.	the general prices of real estate in a market;

3.	competition within a market from local and national brokerage firms;

4.	rules and regulations governing a market;

5.	the ability and capacity of our organization to manage expansion into additional geographic areas, additional headcount and increased organizational complexity;

6.	the existence of local MLSs; and

7.	state laws governing cash rebates and other regulatory restrictions.

We have limited experience expanding into and operating in these markets or addressing the factors described above.  In addition, this expansion could involve significant initial start-up costs.  We expect that significant revenues from new markets will be achieved, if ever, only after we have been operating in that market for some time and begun to build market awareness of our services.  As a result, geographic expansion is likely to significantly increase our expenses and cause fluctuations in our operating results. In addition, if we are unable to successfully penetrate these new markets, we may continue to incur costs without achieving the expected revenues, which would harm our financial condition and results of operations.

We may have liabilities in connection with our operations.

We will be subject to statutory due diligence, disclosure and standard-of-care obligations.  In the ordinary course of business, we and our employees are subject to litigation from parties involved in transactions for alleged violations of these obligations.  In addition, we may be required to indemnify our employees who become subject to litigation arising out of our business activities, including for claims related to the negligence of those employees.  An adverse outcome in any such litigation could negatively impact our reputation and harm our business.

The value of our securities will be affected by the foreign exchange rate between multiple currencies

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and the various foreign currencies in which our sales may be denominated. To the extent we need to convert U.S. Dollars into other currencies for our operational needs and should other currencies appreciate against the U.S. Dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert other foreign currencies into U.S. dollars business purposes and the U.S. dollar appreciates against these other currencies, the U.S. dollar equivalent of our earnings would be reduced.

Our operations outside of the United States make us susceptible to the risks of doing business internationally, which could lower our revenues, increase our costs, reduce our profits or disrupt our business.

We intend to conduct business in several countries on various continents, and our operations outside the United States will represent all or almost all of our revenues. International properties and operations expose us to a number of additional challenges and risks, including the following, any of which could reduce our revenues or profits, increase our costs, or disrupt our business: (1) complex and changing laws, regulations and policies of governments that may impact our operations, including foreign ownership restrictions, import and export controls, and trade restrictions; (2) U.S. laws that affect the activities of U.S. companies abroad; (3) limitations on our ability to repatriate non-U.S. earnings in a tax-effective manner; (4) the difficulties involved in managing an organization doing business in many different countries; (5) uncertainties as to the enforceability of contract and intellectual property rights under local laws; (6) rapid changes in government policy, political or civil unrest, acts of terrorism or the threat of international boycotts or U.S. anti-boycott legislation; (7) currency exchange rate fluctuations; and (8) other exposure to local economic risks.

Risks Relating to Our Financial Condition

Our management has limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although management of Exxe Group, Inc. has experience in operating small companies, current management has not had to manage substantial expansion while being a public company. Many investors may treat us as an early-stage company. In addition, management may not have overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have a short operational history it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in transformative industries. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

As a growing company, we have yet to consistently achieve quarterly profit and may not achieve a profit in the near future, if at all.

We recorded net income of $1,686,106 for the year ended March 31, 2019 but may not consistently achieve operating or net profitability on a quarterly or annual basis. While we expect our revenue to grow, and profits to be achieved, we cannot be certain that we will be able to sustain our growth rate or realize sufficient revenue to achieve consistent profitability quarter-to-quarter or year-to-year. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update our technology, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management, specifically Dr. Eduard Nazmiev, CEO. As of March 31, 2019, we have an employment agreement in place with Dr. Nazmiev. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the food business. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in our markets.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

At times the market for our Common Stock traded on the OTC Markets Pink Sheets Open Market may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

A thinly traded stock on the OTC Pink Open Market, means that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is limited as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock may be particularly volatile given our status as a relatively unknown company with a limited operating history, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares may be sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history, and the uncertainty of future market acceptance for our potential products and services. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to market our products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 680,000,000 shares of common stock. We have, as of the date of this Offering Circular, 446,644,556 issued and outstanding shares of Common Stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also possible that that we will issue additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock will be deemed a “penny stock,” which will make it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

A reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be adversely affected by a reverse stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

Following a reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, we cannot assure you that a reverse stock split will result in a share price that will attract new investors.

Because directors and officers currently and for the foreseeable future will continue to control Exxe Group, Inc., it is not likely that you will be able to elect directors or have any say in the policies of Exxe Group, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Exxe Group, Inc. beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $300,000) will be $2,700,000. We will use these net proceeds for the following.

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
				Debt $ Working capital
25.00%	$750,000	$75,000	$675,000	$675,000

If 50% of the Shares offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
50.00%	$1,500,000	$150,000	$1,350,000	$1,350,000

If 75% of the Shared offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
				Debt $ Working capital
75.00%	$2,250,000	$225,000	$2,025,000	$2,025,000

If 100% of the Shares offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
				Debt $ Working capital
100.00%	$3000000	$300000	$270,000	$2,700,000

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of December 31, 2019 was $110,624,190 or $0.2477 per share based on the 446,644,556 shares of our Common Stock outstanding on July 1, 2020. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $500,000, $375,000, $250,000 and $125,000, respectively):

Percentage of shares offered that are sold	100.00%	75.00%	50.00%	25.00%
Price to the public charged for each share in this Offering	0.03	0.03	0.03	0.03
Historical net book value per share as of Dec 31, 2019	0.2477	0.2477	0.2477	0.2477
Increase in net book value per share attributable to new
investors in this Offering	-0.0453	-0.0340	-0.0227	-0.0113
Net book value per share, after this Offering	0.2024	0.2137	0.2250	0.2364
Dilution per share to new investors	0.1724	0.1837	0.1950	0.2064

DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change the information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The initial public offering price was determined by the board of directors. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate if the Maximum Offering is reached or, if it is not reached, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for the Offered Shares in this Offering, you should go to our website, click on the “Invest Now” button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. The Company will accept subscription agreements upon approval. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Upon approval of a subscription agreement, subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

This Offering Circular contains forward-looking statements. For this purpose, any statements contained in this Offering Circular that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management, and other matters. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “continue” or the negative of these similar terms. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In evaluating these forward-looking statements, you should consider various factors, including the following: (a) those risks and uncertainties related to general economic conditions, (b) whether we are able to manage our planned growth efficiently and operate profitable operations, (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations, (d) whether we are able to successfully fulfill our primary requirements for cash, which are explained below under “Liquidity and Capital Resources”. We assume no obligation to update forward-looking statements, except as otherwise required under the applicable federal securities laws. Unless stated otherwise, terms such as the “Company,” “,” “we,” “us,” “our,” and similar terms shall refer to Exxe Group, Inc.., a Delaware corporation, and its subsidiaries.

Recent Developments

During the quarter for the year ending March 31st 2020, the company announced the completion of two acquisitions (“AXXA Venture Fund,” and “Mein Motor”), one of which generated immediate revenues for the company.

During the current quarter ending June 30th 2020, the company announced the completion of two acquisitions via it’s AXXA Venture Fund subsidiary (“Telemedicine Platform,” and “FinTech Platform”).

Results of Operations

For the nine months ended Dec 31st, 2019 (“Interim Period”). Please also refer to the Q3 financial statements included herein.

For the year ended March 31, 2019 (“FY 2019”) versus the year ended March 31, 2018 (“FY 2018”) and the year ended March 31, 2017 (“FY 2017”). Please also refer to the Annual Report included herein.

Revenues

For the Interim Period, the Company reported revenues of $8,373,694 This increase was due to eleven acquisitions made during the period, seven of which generated immediate revenues for the company.

For FY 2019, the Company reported revenues of $2,102,415 compared with revenues of $78,827 for FY 2018, an increase of $2,023,588. This increase was due to eight acquisitions made during the year, six of which generated immediate revenues for the Company. No revenue was recorded in FY 2017.

Operating Expenses

For the Interim Period, selling, general & administrative expenses increased to $1,540,360 due to the company’s acquisitions which brought additional operating costs.

For FY 2019, selling, general & administrative expenses increased to $869,430 compared with $209,840 for FY 2018. These increases were due to the acquisitions made by the Company each of which brought additional operating costs. Operating expenses of $18,741 were recorded for FY 2017.

EBIT

For the Interim Period, the Company generated EBIT of $916,410. For FY 2019, the Company generated EBIT of $913,541 versus a net Operating Loss of $145,665 in FY 2018, an increase of $1,059,206. This increase was primarily due to the acquisitions made by the Company over the year. FY 2017 saw an Operating Loss of $18,741.

Financing Costs

For the Interim Period, the Company paid $1,415,696 in financing costs due to higher loan balances and debt payments made during the period from the cost of acquisitions.

For FY 2019, the Company paid $209,050 in financing costs versus $28,595 for FY 2018. This increase was related to higher loan balances made over the year. Financing Costs in FY 2017 were $10,516.

Net Income

For the Interim Period, the company has recorded a net loss of $443,442 due to higher financing costs totaling $1,415,696.

For FY 2019, the Company recorded net income of $1,686,106 compared to a net loss of $174,260 for FY 2018, an increase of $1,860,366. This increase was due to the acquisitions made during the year, as well as loan forgiveness totaling $981,615. The net loss for FY 2017 was $29,257.

Liquidity and Capital Resources

The company’s cash position rose to $547,397 on Dec 31st 2019.

Cash position was $304,158 on March 31, 2019, versus $3,433 on March 31st 2018 and $2,624 on March 31st 2017.

Going Concern

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or available from external sources such as debt or equity financings, or other potential sources. The inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail and cease operations, therefore, having a material adverse effect on its business. Furthermore, there can be no assurance that any funds, if available, will possess attractive terms or not have a significant dilutive effect on the Company’s existing stockholders.

Off Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

BUSINESS

Exxe Group, Inc.

Exxe Group, Inc. (“Exxe Group,” “AXXA,” “we,” or the “Company”) was incorporated in Delaware on August 22, 2017. Our offices are located at 14 Penn Plaza, 9th Floor, New York, NY 10122. Our website is located at http://exxegroup.com. Our telephone number is 855-285-2285 and our email address is info@exxegroup.com.

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through our website a part of this Offering Circular.

Exxe Group buys, builds and manages real estate, agribusiness, and technology assets. Its pipeline of equity investments includes both projects that already closed and are under management consulting, while others are still in various acquisition stages. We use innovative technology to digitize and monetize assets while delivering better service to our investors and customers.

Current real estate holdings and projects under development include residential and commercial holdings in the U.S., and general apartment development in greater Frankfurt which is Central Europe’s fastest growing area, The Company also operates a mixed use real estate and digital storage center under development in Switzerland. Through a signed Letter of Intent, we also shall own equity in a senior living community in Bavaria. To date, the Company also owns or has signed letters of intent to acquire agribusiness assets in the U.S. and in Europe.

Our Businesses

Real Estate, Developments & Mortgages This segment contains high-end condos, residential and commercial mortgages, a major high-end project under development in Rhode Island, and an exclusive development projects.

Trump World Tower, NY, NY We own controlling interest in TWT project of four prime luxury condominiums at the prestigious Trump World Tower, adjacent to the United Nations. Each condominium unit is 2000-3000 square feet.

Z Ocean Crowne Plaza Penthouse, Miami, FL We own a controlling interest 1,200-square foot Z Ocean Crowne Plaza penthouse in the heart of Miami’s South Beach that generates annual revenue of approximately $100,000.

Chicago Mortgages, Chicago, IL We own a controlling interest $5,000,000 mortgage portfolio in two residential and commercial properties worth an estimated, combined $11 million, generating $600,000 in annual interest income. Together these three holdings generate $1.300,000 in annual revenues.

Rhode Island Development. This development is in the early stage of design and development phase. In the coming quarters, we expect to break ground on the Rhode Island Marina Hotel and Condominium Complex, which sits on 38 acres of prime waterfront property in Newport. This sustainable facility will be completing construction in 2022. The property planned to feature a nationally flagged hotel, vacation homes, condos, and a newly dredged marina with dozens of slips. The complex is planned to be powered by solar panels and wind turbines to generate most of the power and attain a minimum carbon footprint on the development while the wetlands and marina will be preserved. Environmental issues exist on the property making it difficult to develop. There are a number of other workouts that need to be completed before we can commence the development.

Swiss Holdings is carried on AXXA’s books at cost, or roughly $15,000,000. Swiss holdings include Hesse Residences Development, a new residential development in the Rhein Main Area, the fastest growing region in Germany. This 60-unit sustainable and cost-efficient residential complex is located in the city-center of Schlüchtern, The Hesse Residences will have a large planted courtyard, underground car parking and spacious communal areas. It slated to break ground this quarter and could generate a total estimated sales volume of 12 million Euros, or $13 million. The Company also owns a large plot of land with an industrial building that is currently a large Self-Storage Facility that is planned to be double in size to 9,500 square meters over the next 18 months. Once completed, it will also host High Tech Data Storage Center, a regional hub of new USB (Universal Storage Box Solution) for Physical and Digital Assets, offices, apartments and other sustainable amenities. Renovation completion should occur sometime in 2020. Separately, the Company has a small residential mortgage portfolio on properties near Zurich and plans to also take over the properties once the mortgages are paid. The portfolio generates over $150,000 in interest income.

Sustainable and Diversified Technologies

Lucent LED Technology is a full-service green energy solutions provider and specializes in LED lighting. LED lighting is increasingly being incorporated by all tiers of commercial and government enterprises.

Softsmart2.0 also known as Neccentric is a digital management consultancy, whose services include app development, CRM, ERP, front & back-end development, as well as brand & marketing development. One of the company’s key applications is its B2B Lending Systems platform where lenders meet borrowers—a tremendous in-house advantage for Exxe Group companies.

CleverGuides is a Delaware domiciled holding for startup B2B lead generation tech which uses proprietary algorithmic models to seek out and engage potential new customers, then targets these new customer leads with customized corporate products and service bundles. Exxe Group sees an opportunity to address the needs of modern businesses which could lead to a revenue share of acquired new customers’ top line. One of main CG projects is an AI advisor solution system for Pepper, the world’s first social humanoid robot able to recognize faces and basic human emotions.

DHE Group,is an e-commerce and distribution business for industrial motor vehicle parts generating yearly revenues of $2,000,000 and has an estimated $1,000,000 in inventory. Business utilizes industrial, storage and mixed-use spaces for their operation. Exxe Group has a controlling interest in this business.

Exxe Group through its Swiss holding recently acquired controlling interest in Mylestone Capital GmbH which has a revolutionary heating system based on infrared technology that is distributed and installed throughout Europe. This innovative heating technology is capable of operating with low-voltage electricity (radiant heat) based on the utilization of carbon fiber. As a result, the production, distribution and application of highly efficient and uniform surface heating for walls, ceilings and floors through photovoltaics is attained. Given the broad shift away from fossil fuels on a global scale, this patented technology can be deployed as an efficient, cost-effective alternative energy source to markets across the globe and in multiple environments.

Media & Communications

The VIP International Digital Media Platform and Community delivers and markets exclusive VIP concierge services and events to an elite, wealthy community via a premier software booking app. Based in the US, it currently operates in more than 40 cities worldwide. Festivals and Live Events business includes European Film Festival in China Mainland, is a community based marketer and operator of Film Festivals. Revenue is generated via ticket sales, events, digital assets monetization, along with advertising and sponsorship activity.

Agribusiness

Flying Creek Trading FC is a grower and trading operation that acts as the broker in the exchange and consults on processing and logistics of niche commodities to fulfill successful trades for both sides. Business also provides custom harvesting and processing of specialty crops, including custom harvest services to industrial hemp industry in the US and Canada. Currently, there are over 3,000 hectares contracted with the ability to harvest 200 acres per day for processing at their sites in the US and Canada. FCTC has supplies to plastics and construction industries.

Several other projects represent Axxa’s interests in the global agribusiness industry, all of which are revenue-generating and highly synergistic across platforms and agricultural products such as grains and hemp, fostering profitability. These include: the Onyx Project, a physical commodities trading, Portlani Project, a highly regarded processing and storage, and Dioni Project, a sophisticated logistics and transport. It should be noted that these entities are referred to by Exxe Group as projects at this juncture, pending their re-branding.

Letters of Intent

The Company is currently in the LOI stage for two projects in Germany; one senior living and another focused on boutique hotels. The first project includes the construction of a 5-Star, large-scale senior residential community development. A second LOI is for a portfolio of 3 boutique hotels. These deals would occur in stages as soon as the company ready to proceed.

History

Exxe Group, Incorporated (the “Company”) was incorporated in the State of Delaware on August 22, 2017.

Seasonality

We may experience seasonality in our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Facilities

The company’s management utilizes offices in New York Headquarters at 14 Penn Plaza, NY, NY and in Los Angeles for technology and software development.

Employees

As of July 1, 2020, we had three full-time employees, including officers and directors, along with a number of advisors and contractors. We believe that we have been successful in attracting experienced and capable personnel. All our employees have entered agreements with us requiring them not to compete or disclose our proprietary information. Our employees are not represented by any labor union. We believe that relations with our employees are excellent.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of March 31, 2019:

Name and Principal Position	Age	Term of Office	Approximate per week for Part-Time Employees
Dr. Eduard Nazmiev, PhD., CEO, Principal Financial & Accounting Officer	46	Term in office Since 2017	40
Darla Gullons, Director	69	Term in office Since 2017	20
Peter Sallade, Director	40	Term in office Since 2019	40
Dr. Joana Filipowski, PhD	32	Term in office Since 2019	10
Boris Matsokhin, Chief Admin & Strategy Officer	44	Term in office Since 2017	40

Dr. Eduard Nazmiev, PHD, CEO, Principal Financial & Accounting Officer, Chief Head of European Division

Dr. Nazmiev currently holds the positions of Associate Professor and Head of Economics Laboratory and Management of Academy of Sciences as well as Deputy Chief Editor of the Scientific Journal for Regional Economics. Dr. Nazmiev’s expertise includes development of socio-economic programs, development of investment programs and intellectual property, and has organized management structures, manufacturing and operational systems.

Peter Sallade, Member

Mr. Sallade is currently the Chief Consultant for the European Union Film Festival in China. He held the position of Project Director for the past six years of the Festival, 2013 - 2018. Previously, he served as a consultant to the Beijing International Film Festival in 2012 and 2011. A He has used his knowledge and experience to find foreign movies for Chinese distribution channels, and to send Chinese movies to suitable foreign film festivals. Mr. Sallade holds an undergraduate degree in Sociology from Brandeis University, and a master’s degree in Interactive Telecommunications from New York University.

Darla Gullons, Managing Director

Darla founded and has been President of her investment firm, Gullons Investments Ltd. since 1994. Previously, she spent over 15 years as an Executive Administrator working with Managing Directors and Presidents at Marsh & McClennan Insurance Brokers, Price Waterhouse Coopers and Sprung Structures International.

Dr. Joana Filipowski, Managing Director, R&D, Joanna holds a PhD in medical sciences obtained from the medical school in Krakow, Poland. She has a solid research background and has a meaningful publication record in biology and biotechnology. For Exxe Group, Inc., Joanna coordinates communication, & assists the management with due diligence and research with healthcare and biopharma- related initiatives, according to her scientific knowledge & experience.

Boris Matsokhin, Admin and Strategy Officer. Boris is focused on internal and external company communications as well as negotiations on acquisition targets. Boris holds degree in Business Administration and has a track record in multiple industries Exxe Group is involved in.

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

Executive officers are appointed by, and serve at the pleasure of, the Board of Directors of the Company, subject to any contractual arrangements.

Director Independence

We are not currently subject to the listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the Board of Directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.”

Family Relationships

There are no familial relationships among any of our directors or officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years: any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

We currently do not have a separately standing Audit Committee due to our limited size and our Board performs the functions that would otherwise be performed by an Audit Committee.

Compensation Committee

The Company does not have a Compensation Committee due to our limited size and our Board performs the functions that would otherwise be performed by a Compensation Committee. Our Board intends to form a Compensation Committee when needed.

Other Committees

We do not currently have a separately-designated standing nominating committee. Further, we do not have a policy with regard to the consideration of any director candidates recommended by security holders. To date, no security holders have made any such recommendations. The entire Board of Directors performs all functions that would otherwise be performed by committees. Given the present size of our Board, it is not practical for us to have committees other than those described above, or to have more than two directors on such committees. If we are able to grow our business and increase our operations, we intend to expand the size of our board and our committees and allocate responsibilities accordingly.

Potential Conflicts of Interest

Because we do not have any audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have a financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company has only five directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Significant Employees

We do not have any significant employees other than our current executive officers and directors named herein.

EXECUTIVE COMPENSATION

Employment Agreements

Dr. Nazmiev, Mr. Matsokhin, Darla Gullons, Peter Sallade, Anna Ivancheko, CMO have entered into employment agreements for a term of five years. Pursuant to their employment agreements, he has agreed to devote a substantial portion of his business and professional time and efforts to our business. The employment agreement provides that he shall receive a salary determined by the Board of Directors commensurate with the development of the Company. He may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by him of fixed personal performance objectives.

The following table represents information regarding the total compensation our officers and directors of the Company as of March 31, 2020:

Name and Principal Position	Cash Compensation	Other Compensation	Total Compensation
Dr, Eduard Nazmiev, CEO, Principal Financial & Accounting Officer	$120,000.00	0	$120,000.00
Darla Gullons, Director	$40,000.00	0	$40,000.00
Peter Sallade, Director	$60,000.00	0	$60,000.00
Boris Matsokhin, Chief Admin & Strategy Officer	$50,000.00	0	$50,000.00
Anna Ivanchenko, CMO	$50,000.00	0	$50,000.00
Total	$320,000.00	$0.00	$320,000.00

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Board Composition

Our board of directors currently consists of one member. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we will be adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

PRINCIPAL STOCKHOLDERS

The following sets forth information with respect to the beneficial ownership of each class of our voting securities as of July 1st, 2020, by (i) each of our directors and executive officers, (iii) all of our directors and executive officers as a group and (iii) each stockholder known by us to be the beneficial owner of more than 10% of our outstanding stock. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our capital stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Common Stock

Name and Address	Shares Held on a fully converted basis (1)	Percentage of Common Stock on a fully converted basis	Percentage of Common Stock Assuming All Shares are Sold
Dr. Eduard Nazmiev, CEO 14 Penn Plaza, New York, NY 10122	1,838,700,492	50.77	49.40
Peter Sallade 14 Penn Plaza, New York, NY 10122	1,312,500,000	36.24	35.27
Jason Cataldo 6 Toronto St, Barrie, ON L4N9R2 Canada	23,572,500	.65	.63

1.	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. The percent of class of common stock is based on 446,644,556 shares of common stock as of July 1st, 2020.

Convertible Preferred Stock

Preferred stock series A: par value $0.0001, 4 authorized and 1 issued and outstanding as of Dec 31st, 2019 and June 30th, 2019 respectively

Name and Address	Shares Held	Percentage of Outstanding
Dr. Eduard Nazmiev 14 Penn Plaza, New York, NY 10122	1	100

Preferred stock series B: par value $2.50, 20,000,000 and 10,000,000 authorized and 568,754 and 562,754 issued and outstanding as of Dec 31st 2019 and June 30th 2019, respectively

Name and Address	Shares Held	Percentage of Outstanding

Preferred stock series C: par value $2.00, 20,000,000 and 10,000,000 authorized and 12,461,813 and 7,969,083 issued and outstanding as of Dec 31st 2019 and June 30th 2019, respectively.

Name and Address	Shares Held	Percentage of Outstanding
Peter Sallade 14 Penn Plaza, New York, NY 10122	2,625,000	21.1
Jason Cataldo 6 Toronto St, Barrie, ON L4N9R2 Canada	47,145	.38

RELATED TRANSACTIONS

There have been no transactions and there are no currently proposed transaction, in which the Company was or is to be a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of the last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s Common Stock, or an immediate family member of any of those persons.

DESCRIPTION OF SECURITIES

The Common Stock

We are authorized to issue 680,000,000 shares of Common Stock, $0.0001 par value of which 446,644,556 issued and outstanding as of July 1, 2020. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering and conversion of any Preferred Stock, are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. No holder of shares of capital stock possessing voting power shall have the right to cumulate his or her voting power in the election of directors.

At each meeting of holders of shares of capital stock for the election of directors at which a quorum is present, a nominee for election as a director in an uncontested election shall be elected to the board of directors if the number of votes cast for such nominee’s election exceeds the number of votes cast against such nominee’s election. Abstentions will not be considered votes cast for or against a nominee at the meeting. Notwithstanding the foregoing, if the number of candidates exceeds the number of directors to be elected, then, in that election, the nominees receiving the greatest number of votes shall be elected.

An “uncontested election” means any meeting of holders of shares of capital stock at which the number of nominees does not exceed the number of directors to be elected and with respect to which no holder of capital stock has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with the by-laws, as they may be amended from time to time, or, if such a notice has been submitted with respect to such meeting, on or before the tenth day prior to the date that the corporation files its definitive proxy statement relating to such meeting with the Securities and Exchange Commission (regardless of whether or not it is thereafter revised or supplemented), each such notice with respect to such meeting has been (a) withdrawn by its respective submitting stockholder in writing to the secretary of the corporation, (b) determined not to be a valid and effective notice of nomination (such determination to he made by the Board of Directors (or a designated committee thereof) pursuant’ to the by-laws, or, if challenged in court, by final court order) or (c) determined not to create a bona fide election contest by the Board of Directors (or a designated committee thereof).

No holder of shares of stock of the corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of this corporation or of any new or additional authorized stock of the corporation of any class whatsoever, or of any issue of securities of the corporation convertible into stock, whether such stock or securities be issued for money or for a consideration other than money or by way of dividend, but any such unissued stock or such new or additional authorized stock or such securities convertible into stock may be issued and disposed of to such persons, firms, corporations and associations, and upon such terms as may be deemed advisable by the board of directors without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

The Company has never paid any dividends to shareholders of our Common Stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the Common Stock until all Preferred Stock dividends are paid in full.

Preferred Stock

We are authorized to issue Preferred Stock 40,000,004 shares of preferred stock.

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Corporation or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof. of such series.

Preferred Stock, Series A

We have authorized four shares of Preferred Stock Series A, par value $0.0001, of which one share is outstanding as of Dec 31st 2019.

Preferred Stock, Series B

We have authorized 20,000,000 shares of Preferred Stock Series B, par value $2.50, of which 568,754 shares are outstanding as of Dec 31, 2019.

Preferred Stock, Series C

We have authorized 20,000,000 shares of Preferred Stock, Series C, par value $2.00, of which 12,461,813 shares are issued and outstanding as of Dec 31, 2019.

SERIES A PREFERRED STOCK

It shall have 4 shares authorized.

CONVERSION RIGHTS.

a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of conversion, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of conversion.

b. Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of conversion + all shares of Series B and Series C Preferred Stocks issued and outstanding at time of conversion}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of conversion]

ISSUANCE. Shares of Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, or as directed by a majority vote of the Board of Directors. The number of Shares of Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt:

=	number of shares of Series A Preferred Stock to be issued

where x1 + x2 + x3 …+…xn represent the discrete notes and other obligations owed the lender (holder), which are being retired.

VOTING RIGHTS.

a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of voting.

b. Each individual share of Series A Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + all shares of Series B and Series C Preferred Stocks issued and outstanding at time of voting}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

SERIES B PREFERRED STOCK

20,000,000 shares of Series B Preferred Stock are authorized.

DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount stated on the Amended Bylaws or, in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess stated on the Amended Bylaws (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Common Stock.

CONVERSION AND ANTI-DILUTION. (a) Each share of Series B Preferred Stock shall be convertible according to the Amended Bylaws (the “Series B Preferred”), at any time, and/or from time to time, into the number of shares of the Corporation’s common stock, par value (the “Common Stock”) equal to the price of the Series B Preferred Stock as stated in 2.6 of the Bylaws, divided by the par value of the Series B Preferred, subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”). Conversion shall be deemed to be effective on the business day (the “Conversion Date”) following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder’s intention to convert the shares of Series B Stock, together with the holder’s stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B submitting such conversion notice.

(d) Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 2.4(a) prior to the reverse split. The conversion rate of shares of Series B Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

VOTING RIGHTS. Each share of Series B Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Company.

2.7 LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series B Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

SERIES C PREFERRED STOCK

20,000,000 shares of Series C Preferred stock are authorized.

ISSUANCE. Shares of Series C Preferred Stock may be issued to holders of debt of the company, as determined by a majority vote of the Board of Directors, or others, as determined by a majority vote of the Board of Directors.

DIVIDENDS. The holders of Series C Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to what is stated on the Amended Bylaws or, in the event of an aggregate subscription by a single subscriber for Series C Preferred Stock in excess of what is stated on the Amended Bylaws (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends, for each share of Series C Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series C Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Common Stock.

CONVERSION AND ANTI-DILUTION. (a) Each share of Series C Preferred Stock shall be convertible, at any time, and/or from time to time, into 500 shares of the Corporation’s common stock (the “Common Stock”). Such conversion shall be deemed to be effective on the business day (the “Conversion Date”) following the receipt by the Corporation of written notice from the holder of the Series C Preferred Stock of the holder’s intention to convert the shares of Series C Stock, together with the holder’s stock certificate or certificates evidencing the Series C Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series C Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series C Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series C Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series C Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series C Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series C submitting such conversion notice.

(d) Shares of Series C Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 3.4(a) prior to the reverse split. The conversion rate for shares of Series C Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

VOTING RIGHTS. Each share of Series C Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company.

LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series C Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

Exxe Group, Inc. (“Exxe Group, Inc.,” “We,” or the “Company”) is offering up to $3,000,000 total of Securities, consisting of Class A Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”).

The Common Stock

We are authorized to issue 680,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Transfer Agent

Our transfer agent is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, Telephone (212) 828-8436, website www.vstocktransfer.com, email address yoel@vstocktransfer.com.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by McMurdo Law Group, LLC, 1185 Avenue of the Americas, 3rd Floor, New York, NY 10036.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 20, 2020.

(Exact name of issuer as specified in its charter):	Exxe Group, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature and Title):	/s/ Dr. Eduard Nazmiev
Dr. Eduard Nazmiev, Chief Executive Officer, Principal Financial & Accounting Officer

Date: July 20, 2020

SIGNATURES OF DIRECTORS:

/s/ Dr. Eduard Nazmiev	July 20, 2020
Dr. Eduard Nazmiev	Date

/s/ Peter Sallade	July 20, 2020
Peter Sallade Director	Date

/s/ Darla Gullons	July 20, 2020
Darla Gullons – Director	Date

/s/ Joanna Karolina Filipowska	July 20, 2020
Joanna Karolina Filipowska – director	Date

PART III—EXHIBITS

Index to Exhibits

Exhibit
Number	Exhibit Description
2.1	Articles of Incorporation and Amendments Thereto (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
2.2	Bylaws (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
3.1	Specimen Stock Certificate (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
6.1	Employment Agreement of Eduard Nazmiev (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
6.2	Indemnification Agreement – Eduard Nazmiev (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
6.3	Employment Agreement of Boris Matsokhin (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
6.4	Indemnification Agreement – Boris Matsokhin (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
6.5	Employment Agreement of Peter Sallade (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
6.6	Indemnification Agreement – Peter Sallade (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
6.7	Employment Agreement of Darla Gullons (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
6.8	Indemnification Agreement – Darla Gullons (incorporated by reference to the Form 1-A filed on Nov 15, 2019).
11.1	Consent of McMurdo Law Group, LLC (included in Exhibit 12.1)
12.1	Opinion of McMurdo Law Group, LLC

PART F/S—CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDING DEC 31, 2019

Balance Sheet (unaudited)

		As at December 31,	As at March 31,
	Notes	2019	2019
ASSETS
Current assets
Cash and cash equivalents	2	$546,397	$304,158
Accounts receivable	2	1,622,681	122,267
Inventory		3,934,985	-
Other current assets		1,333,192	168,488

Total current assets		7,437,255	594,913

Land and buildings	6	48,659,797	36,155,470
Long-term receivables	5	8,875,945	8,093,343
Accumulated depreciation and amortization		(232,907)	(3,288)
Goodwill	7	112,222,653	19,284,165
Other long-term assets		3,254,176	1,209,688
TOTAL ASSETS		$180,216,920	$65,334,290

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable, trade		$612,191	$82,070
Accrued expenses and other current liabilities		3,551,485	100,379
Loans payable - related parties	8	-	3,352,113
Convertible debt - in default	8	1,973,685	260,271
Short-term or current loans and notes payable	8	380,375	20,000

Total current liabilities		6,517,736	3,814,833

Long-term debt	8	63,074,994	23,765,722

TOTAL LIABILITIES		$69,592,730	$27,580,555

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock:
Preferred stock series A: par value $0.0001, 4 authorized and 1 issued and outstanding at December 31, 2019 and March 31, 2019	9	0	0
Preferred stock series B: par value $2.50, 10,000,000 authorized and 568,754 and 557,754 issued and outstanding at December 31,2019 and March 31, 2019 respectively	9	1,421,885	1,394,385
Preferred stock series C: par value $2.00, 15,000,000 and 5,000,000 authorized and 12,461,813 and 1,711,813 issued and outstanding as at December 31, 2019 and March 31, 2019 respectively	9	24,923,626	3,423,626
Common stock: par value $0.00001, 680,000,000 and 500,000,000 authorized and 398,444,556 and 399,124,556 issued and outstanding as at December 31, 2019 and March 31, 2019 respectively	9	3,984	3,991
Additional paid-in capital		17,871,111	11,957,030
Minority interest		81,945,719	35,536,734
Accumulated comprehensive income (loss)		(285,544)	251,118
Accumulated surplus (deficit)		(15,256,592)	(14,813,150)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)		110,624,190	37,753,734
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)		$180,216,920	$65,334,290

FOR THE THREE MONTHS ENDING DEC 31, 2019

Statement of Operations (unaudited)

	Three Months Ending December 31,		Nine Months Ending December 31,
	2019	2018	2019	2018
Revenues	4,547,502	586,224	8,373,694	1,382,684

Cost of goods sold	3,268,956	-	5,784,704	-

Gross profit	1,278,546	586,224	2,588,990	1,382,684

Operating expenses
Selling, general & admininstration costs	340,524	220,951	1,540,360	722,581
Depreciation and amortization	65,613	-	132,220	-

Total operating expenses	406,138	220,951	1,672,581	722,581

Income (loss) from operations	872,409	365,273	916,410	660,103

Other income (expenses)
Financing costs	(300,111)	-	(1,415,696)	-
Other income (expenses)	(8,647)	981,615	55,845	981,615
Income (loss) before income taxes	563,650	1,346,888	(443,442)	1,641,718

Provision for income taxes	-	-	-	-

Net income (loss)	$563,650	$1,346,888	$(443,442)	$1,641,718
Net income (loss) per share	$0.00	$0.00	$(0.00)	$0.00
Weighted average shares outstanding	388,444,556	358,106,436	424,879,556	333,606,436

Comprehensive income
Net income (loss)	$563,650	$1,346,888	$(443,442)	$1,641,718
Exchange rate movements	(416,378)	-	(536,662)	-
Comprehensive income (loss)	$147,272	$1,346,888	$(980,104)	$1,641,718

FOR THE THREE MONTHS ENDING DEC 31, 2019

Statement of Changes in Stockholders’ Equity(unaudited)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance b/f as at April 1, 2018	$1,568,011	$2,799	$8,472,925	$(16,484,716)	$(6,440,981)

Shares issued for acquisitions/investment	3,250,000	1,192	3,484,105	-	6,735,297

Minority interest for year ended March 31, 2019	-	-	-	35,536,734	35,536,734

Comprehensive income for year ended March 31, 2019	-	-	-	236,578	236,578

Net income for year ended March 31, 2019	-	-	-	1,686,106	1,686,106

Balance b/f as at April 1, 2019	$4,818,011	$3,991	$11,957,030	$20,974,702	$37,753,734

Shares issued for acquisitions/investment	20,527,500	-	-	-	20,527,500

Shares issued for debt conversion	1,000,000	(7)	5,914,081	-	6,914,075

Minority interest period ended December 31, 2019	-	-	-	46,408,985	46,408,985

Comprehensive income period ending December 31, 2019	-	-	-	(536,662)	(536,662)

Net income period ending December 31, 2019	-	-	-	(443,442)	(443,442)

Balance c/f as at December 31, 2019	$26,345,511	$3,984	$17,871,111	$66,403,583	$110,624,190

FOR THE THREE MONTHS ENDING DEC 31, 2019

Statement of Cash Flow (unaudited)

	Nine Months Ending December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(443,442)	$1,641,718

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	122,801	-
Stock-based compensation	-	-
Financing costs	1,414,990	(981,615)

Changes in operating assets and liabilities:
Accounts receivable (long-term and short-term)	(901,343)	(41,179)
Accounts payable and other current liabilities	3,021,707	2,928,233
Other current assets	(1,616,521)	(240,515)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,598,191	3,306,642

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	(644,317)	-
Purchase of tangible assets	-	(17,756,526)
Costs and advances in acquisition of subsidiary	27,847	(83,719)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(616,470)	(17,840,245)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	986,077	275,306
Proceeds from (repayment of) debt instruments	3,516,694	14,598,270
Related party loans	(3,576,397)	-
Payment of related-party debt	-	-
Cash from acquisitions	365,834	-
Financing costs	(1,525,465)	-

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(233,256)	14,873,576

EXCHANGE RATE MOVEMENTS	(506,226)	-

NET INCREASE (DECREASE) IN CASH	242,239	339,973

Cash, beginning of year	304,158	3,433

Cash, end of year	$546,397	$343,406

SUPPLEMENTAL DISCLOSURES
Conversion of debt to common stock	$-	$2,000
Interest paid	$-	$-
Income taxes paid	$-	$-

EXXE GROUP, INC.

FOR THE YEAR ENDING MARCH 31, 2019

Balance Sheet (unaudited)

		As at	As at
		March 31,	March 31,
	Notes	2019	2018
ASSETS
Current assets
Cash and cash equivalents	2	$304,158	$3,433
Accounts receivable	2	122,267	-
Other current assets		168,488	26,500

Total current assets		594,912	29,933

Fixed assets
Land and buildings	6	36,155,470	-
Long-term receivables	5	8,093,343	-
Accumulated depreciation and amortization		(3,288)	-
Goodwill	7	16,392,083	-
Other long-term assets		1,209,688	-

TOTAL ASSETS		$62,442,208	$29,933

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable, trade		$82,070	$40,000
Accrued expenses and other current liabilities		100,379	28,594
Loans payable - related parties	8	3,066,873	13,693
Convertible debt - in default	8	260,271	440,840
Short-term or current loans and notes payable	8	20,000	35,000

Total current liabilities		3,529,593	558,127

Long-term debt	8	20,409,273	-

TOTAL LIABILITIES		$23,938,866	$558,127

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock:
Preferred stock series A: par value $0.0001, 4 authorized and 1 issued and outstanding as at March 31, 2019 and March 31, 2018	9	0	0
Preferred stock series B: par value $2.50, 10,000,000 authorized and 557,754 issued and outstanding as at March 31, 2019 and March 31, 2018	9	1,394,385	1,394,385
Preferred stock series C: par value $2.00, 5,000,000 authorized and 1,719,083 and 94,083 issued and outstanding as at March 31, 2019 and March 31, 2018 respectively	9	3,438,166	188,166
Common stock: par value $0.00001, 500,000,000 authorized and 399,124,556 and 279,900,556 issued and outstanding as at March 31, 2019 and March 31, 2018 respectively	9	3,991	2,799
Additional paid-in capital		47,034,841	13,230,288
Minority interest		53,106	-
Accumulated comprehensive income (loss)		236,578	-
Accumulated surplus (deficit)		(13,657,726)	(15,343,832)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)		38,503,342	(528,194)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)		$62,442,208	$29,933

EXXE GROUP, INC.

FOR THE YEAR ENDING MARCH 31, 2019

Statement of Operations (unaudited)

	Year Ending March 31,
	2019	2018
Revenues	2,102,415	78,827

Cost of goods sold	319,444	14,651

Gross profit	1,782,971	64,175

Operating expenses
Selling, general & admininstration costs	867,816	209,840
Depreciation and amortization	1,614	-

Total operating expenses	869,430	209,840

Income (loss) from operations	913,541	(145,665)

Other income (expenses)
Financing costs	(209,050)	(28,595)
Other income (expenses)	981,615	-

Income (loss) before income taxes	1,686,106	(174,260)

Provision for income taxes	-	-

Net income (loss)	$1,686,106	$(174,260)

Net income (loss) per share	$0.01	$(0.00)

Weighted average shares outstanding	313,202,446	172,736,119

Comprehensive income
Net income (loss)	$1,686,106	$(174,260)
Exchange rate movements	236,578	-

Comprehensive income (loss)	$1,922,684	$(174,260)

EXXE GROUP, INC.

FOR THE YEAR ENDING MARCH 31, 2019

Statement of Changes in Stockholders’ Equity (unaudited)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance b/f as at April 1, 2017	$793,495	$1,487	$13,304,839	$(15,169,572)	$(1,069,751)

Shares issued for acquisitions/investment	789,056	-	-	-	789,056

Shares issued for acquisitions/investment	-	1,312	(74,551)	-	(73,239)

Net loss for year ended March 31, 2018	-	-	-	(174,260)	(174,260)

Balance b/f as at April 1, 2018	$1,582,551	$2,799	$13,230,288	$(15,343,832)	$(528,194)

Comprehensive income period ending Mar 31, 2019	-	-	-	236,578	236,578

Net income for period ending Mar 31, 2019	-	-	-	1,686,106	1,686,106

Balance c/f as at Mar 31, 2019	$4,832,551	$3,991	$47,034,841	$(13,368,042)	$38,503,342

EXXE GROUP, INC.

FOR THE YEAR ENDING MARCH 31, 2019

Statement of Cash Flow (unaudited)

	Year Ending March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,686,106	$(174,260)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,614	-
Stock-based compensation	-	140,000
Financing costs	209,050	28,595
Changes in operating assets and liabilities:
Accounts receivable (long-term and short-term)	(7,743,247)	28,595
Accounts payable and other current liabilities	493,407	-
Other current assets	493,219	-

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(4,859,851)	22,930

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	(5,500,000)	-
Purchase of tangible assets	(19,217,314)	-
Costs and advances in acquisition of subsidiary	-	(26,500)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(24,717,314)	(26,500)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	14,716,997	1,000
Proceeds from (repayment of) debt instruments	12,366,876	35,000
Related party loans	3,119,577	5,540
Payment of related-party debt	-	(8,566)
Financing costs	(209,050)	(28,595)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	29,994,400	4,379

EXCHANGE RATE MOVEMENTS	(116,510)	-

NET INCREASE (DECREASE) IN CASH	300,725	809

Cash, beginning of year	3,433	2,624

Cash, end of year	$304,158	$3,433

SUPPLEMENTAL DISCLOSURES
Conversion of debt to common stock	$-	$2,000
Interest paid	$-	$-
Income taxes paid	$-	$-

Exxe Group, Inc. (f/k/a Telecorp, Inc.)

Condensed Consolidated Balance Sheets

At March 31, 2018 and 2017

(unaudited)

	US dollars (except share data)
	March 31,	March 31,
	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	3,433	2,624
Total Current Assets	3,433	2,624
Other assets	26,500	-

Total Assets	29,933	2,624

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	40,000	612,817
Other current liabilities	28,594	0
Loans payable-related parties	13,693	22,258
Convertible debt in default	440,840	437,300
Convertible debt due within one year	35,000	0
Total Current Liabilities	558,127	1,072,375

Commitments and Contingencies
Stockholders’ Equity (Deficit):
Preferred stock,15,000,004 shares authorized;
651,838 shares issued and outstanding;	65	33
Common stock, 500,000,000 shares authorized
232,242,968 shares issued & outstanding at March 31, 2018 and 86,523,189 at March 31, 2017	14,815,573	14,672,605
Accumulated deficit	(15,343,832)	(15,742,389)
Total Stockholders’ Equity (deficit)	(528,194)	(1,069,751)

Total Liabilities & Stockholders’ equity (deficit)	29,933	2,624

Exxe Group, Inc. (f/k/a Telecorp, Inc.)

Condensed Consolidated Statements of Operations

For the Years Ended March 31, 2018 and 2017

(unaudited))

	US dollars (except share data)
	For the Years Ended March 31,
	2018	2017
Revenue	78,827	-
Expenses:
Costs of goods sold	$14,651	0
Depreciation & Amortization	$0	132,500
General & administrative	209,840	54,567
Total operating expenses	224,492	187,067
Operating loss	(145,665)	(187,067)
Other income (expense):
Financing expenses, net	(28,595)	(45,131)
Net Loss	(174,260)	(232,198)
Basic and diluted per share amounts:
Basic and diluted net loss	Nil	Nil
Weighted average shares outstanding (basic & diluted)	172,736,119	86,523,189

Exxe Group, Inc. (f/k/a Telecorp, Inc.)

Condensed Consolidated Statements of Cash Flows

For the Years Ended March 31, 2018 and 2017

(unaudited))

	US dollars
	For the Years Ended March 31,
	2018	2017
Cash flows from operating activities:
Net Loss	(174,260)	(232,198)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation expense	-	132,500
Stock based compensation	140,000	-
Changes in assets and liabilities:
(Increase) decrease in other assets	-	2,307
Increase (decrease) in accounts payable	-	39,462
Increase (decrease) in other liabilities	28,595	787
Cash generated (used) by operating activities:	(5,665)	(57,142)

Cash flows from investing activities:
Costs & advances in acquisition of subsidiary	(26,500)	-
Cash used in investing activities	(26,500)	-

Cash flows from financing activities:
Proceeds from issuance of common stock	1,000	8,011
Proceeds of convertible debt borrowings	35,000	30,605
Related party loans	5,540	26,150
Payment of related party debt	(8,566)	(5,000)
Cash provided by financing activities	32,974	59,766

Net increase (decrease) in cash and cash equivalents	809	2,624
Balance of cash and cash equivalents-beginning of period	2,624	-
Balance of cash and cash equivalents-end of period	3,433	2,624
Supplemental cash flow information:
Non-cash transactions:
Conversion of debt to common stock	$2,000	$-